Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-218605, 333-221534, 333-223880, and 333-227449 on Form S-8 and Registration Statement No. 333-227451 on Form S-3 of our reports dated October 29, 2018, relating to the consolidated financial statements of SMART Global Holdings, Inc. and subsidiaries and the effectiveness of SMART Global Holdings, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of SMART Global Holdings, Inc. for the year ended August 31, 2018.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

October 29, 2018